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Rise Gold Grants Stock Options

May 22, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise Gold") announces that it has granted a total of  3,320,000 stock options to directors, officers, and consultants of the Company pursuant to the terms of the Company's Stock Option Plan. The stock options are exercisable at a price of US$0.10 (CAD$0.14) per share until May 22, 2030.

The Company also announces that it has entered into an agreement to receive investor relations services from Millstream Partners. Millstream Partners' contact information is: 4 Ducking Stool Walk, Christchurch, England, BH231GA, telephone: (+44)7726655975, email: MillstreamPartners@proton.me. The contract starts on May 22, 2025, and has an initial term of four months. Rise Gold will pay US$8,000 per month to Millstream Partners in exchange of services that include organizing of meetings and events in person or online with individuals and organizations interested in investing in the mining sector. The compensation paid to Millstream Partners does not include options to purchase securities of Rise Gold.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: 917.349.0060

jmullin@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.